Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This AGREEMENT (the “ Agreement ”), dated as of October 3, 2006, by and between iMedia International, Inc., a California limited liability company with principal executive offices at 1721 21st Street, Santa Monica, CA (the “ Company ”), and Henry D. Williamson, residing in Los Angeles County, California (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to continue to employ the Chief Executive Office, and the Executive desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1. Employment. (a) Duties and Responsibilities. The Company shall employ the Executive and the Executive accepts such employment as Chief Executive Officer of the Company during the Employment Period. The Executive shall report to and be subject to the direction of the Board of Directors and shall perform such duties commensurate with his title and position as may be assigned to him from time to time by the Board of Directors. During the Employment Period, the Executive shall devote his full time, energy, skill and attention to the businesses of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.
(b)	Acceptance. Executive hereby accepts such employment and agrees to render the Duties and Responsibilities.
(c)	Both parties agree that the original September 20, 2005 employment agreement is terminated concurrently with the signing of this employment agreement; however, all stock options vested Executive within the September 20, 2005 Agreement shall survive the termination of said Agreement and be in addition to those stock options granted pursuant to this Agreement.
2. Term. (a) The Executive’s employment under this Agreement (the “Term”) shall commence as of the Effective Date (as hereinafter defined) and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 8 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof. The Term may be extended for one additional two (2) year period upon mutual written consent of the Executive and the Board.
3. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:
(a)	Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Two Hundred Forty-Eight Thousand Dollars ($248,000.00) per year. Payment shall be made semi-monthly, on the middle and last day of each calendar month.
(b) A one time $50,000 expense reimbursement to be paid upon the signing of the agreement.
(c)	Increase in compensation and Bonus. The Executive shall be entitled to such increase in compensation or bonuses as and when determined by the Board of Directors.

(d)	Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 3.
(e)	Stock Options. As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive 5-year stock options (“Stock Options”) to purchase 2,500,000 Stock Options of the outstanding Common Stock of the Company. The Stock Options shall vest as follows: 500,000 stock options upon the effective date of this agreement, 1,000,000 Stock Options vest on each of the first and second anniversary dates of this Agreement, subject in each case, to the provisions of Section 8 below. Said Stock Options are in addition to and exclusive from those vested by Executive in his role as President of News Paper Syndication. The Stock Options shall have an exercise price equal to the “Fair Market Value” as of October 3 2006. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 8 below as well as such other terms and conditions as the Board of Directors shall determine in their sole discretion
(f)	Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.
(g)	Other Benefits. The Executive shall be entitled all rights and benefits for which he shall be eligible under any benefit or other plan (including, without limitation, auto-allowance, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.
(h)	Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company.
(i)	Counsel of Choice. Executive shall be entitled to consult, at any time, counsel of his choice, currently Procter, McCarthy & Slaughter, LLP, regarding any issues related to his or his familial investments or holdings, the Chandler Family Trust or other related matters that may be impacted by the Executive being the CEO of the Company or Executive’s employment therewith. Company shall pay for all reasonable and appropriate fees, within ten days of presentment of invoice for services rendered by Executives counsel of choice, at the direction of Executive. Executive acknowledges that this provision is not intended to impact or supersede the working relationships with the Company’s current and former general and Securities council and the advice rendered thereof.
4. Confidential Information and Inventions.
(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.
(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.
(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company shall waive the Company’s rights pursuant to this Section 4(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:
(i) To apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of media, internet, broadcasting, marketing, advertising and other technologies and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.
(e) The provisions of this Section 4 shall survive any termination of this Agreement.
5. Non-Competition, Non-Solicitation and Non-Disparagement.
(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and the Executive agrees that, during the Term and for a period of eighteen (18) months thereafter, so long as Company pays Executive Three Hundred Seventy-Two Thousand Dollars ($372,000.00) in a lump sum, exclusive of salary, as consideration for the period of non-competition, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Company acknowledges the need for the Executive to be employed in his profession and will consider whether there is a specific conflict. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development, production and distribution on interactive digital media solutions, CD-ROM and DVD-ROM authoring, development of proprietary interactive digital magazines for the entertainment, travel and automotive industries and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained in this Section 5(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation.
(b) During the Term and for a period of 12 months thereafter, so long as the payment enumerated in Section 5(a), above is made, the Executive shall not, directly or indirectly, without the prior written consent of the Company:
(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or
(iii) Solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services similar to those provided or supplied by the Company or any of its affiliates.
(c) The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.
(d) In the event that the Executive breaches any provisions of Section 4 or this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 4 or 5 and the Executive hereby agrees to account for and pay over such Benefits to the Company.
(e) Each of the rights and remedies enumerated in Section 5(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 5, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 5 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 5 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
(g) The provisions of this Section 5 shall survive any termination of this Agreement.
6. Representations and Warranties by the Executive.
The Executive hereby represents and warrants to the best of his knowledge and belief to the Company as follows:
(a)	Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.
(b)	The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.
7. Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:
(a) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company for Cause. Any of the following actions by the Executive shall constitute “Cause”:
(i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder;
(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;
(iii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board of Directors of the Company ;
(iv) The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);
(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, verbal harassment, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board of Directors of the Company;
(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);
(vii) Breach by the Executive of any of the provisions of Sections 4, 5 or 6 of this Agreement; and
(viii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 4, 5 or 6 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.
(b) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 7(b), the

Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.
(c) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive’s duties and responsibilities; or (iii) any reduction by the Corporation of the Executive’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive’s compensation package for purposes of this definition).
8. Compensation upon Termination.
(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, two times his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability. All Stock Options that are scheduled to vest within one calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date.
(b) If the Executive’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date.
(c) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 8(a) or (b), then the Company shall continue to pay to the Executive his Base Salary and Benefits until the later to occur of (1) the end of the Term and (2) the date that is six months following such termination, and (ii) pay the Executive any expense reimbursement amounts owed through the date of termination. The Company’s obligation under clauses (i) and (ii) in the preceding sentence shall be subject to offset by any amounts otherwise received by the Executive from any employment during the one year period following the termination of his employment. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date.
(d) This Section 8 and Section 5(a) set forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 8 or Section 5(a).
(f) The provisions of this Section 8 shall survive any termination of this Agreement.

9. Miscellaneous.
(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of CALIFORNIA, without giving effect to its principles of conflicts of laws.
(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall first be submitted to mediation before a mutually agreed to neutral, with the parties bearing the cost thereof equally. If mediation fails, the dispute shall be finally decided by binding arbitration conducted in Los Angeles County in accordance with the Judicial Arbitration rules then in effect before a single arbitrator appointed by mutual agreement of the parties, or if none is agreed to then each side shall nominate a retired judge and one shall be selected by way of a coin toss or drawing out of a hat. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Los Angeles County, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by certified mail return receipt requested addressed to it at the address referred to in paragraph (g) below or such other address provided by the parties, in writing, to the other party. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. The prevailing party in any dispute shall be entitled to recovery of its attorney’s fees and costs from the other party as part of the award and ultimate judgment. Judgment on the arbitration award may be entered by any court of competent jurisdiction.
(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.
(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive except the Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.
(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).
If to Company: 1721 21st Street, Santa Monica, California 90404.
If to Executive: 828 Milan Ave., South Pasadena, California 91030.

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the employment agreement between the Executive and the Company dated on or about February 7, 2004, except that Executive shall be entitled to all Stock Options referenced in the October 3, 2005 agreement, in addition to all Stock Options contained within this Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.
(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
IMEDIA INTERNATIONAL, INC.
By: IMEDIA U.S., LLC, its authorized agent and wholly owned subsidiary

By:

/s/ Scott Kapp

Scott Kapp
President

Date: October 3, 2006

FOR EXECUTIVE

By:

/s/ Henry D. Williamson

Henry D. Williamson

Date: October 3, 2006